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                                                                    EXHIBIT 11.1

                               AVANT! CORPORATION

      COMPUTATION OF NET INCOME (LOSS) AND PRO FORMA NET INCOME PER SHARE

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

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                                                                                               NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
Common shares outstanding..................................     13,470     20,688     24,581     24,338     25,616

Common stock equivalents:
  Stock options and awards.................................        731      1,781      2,180      2,283     --

  Pursuant to Staff Accounting Bulletin No. 83.............        745        520

  Preferred stock..........................................      5,125        851

  Number of shares deemed outstanding to fund shareholder
    distribution...........................................        386        319
                                                             ---------  ---------  ---------  ---------  ---------

    Total..................................................     20,457     24,159     26,761     26,621     25,616

Net income (loss)..........................................                        $  12,484  $  15,264  $  (2,858)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Net income (loss) per share................................                        $    0.47  $    0.57  $   (0.11)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Pro forma net income.......................................  $   4,009  $   8,350
                                                             ---------  ---------
                                                             ---------  ---------

Pro forma net income per share.............................  $    0.20  $    0.35
                                                             ---------  ---------
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